UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 11, 2008
PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware	000-50879	94-3391368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1355 Sansome Street, San Francisco CA		94111
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.
Item 8.01. Other Events.
     On January 14, 2008, PlanetOut Inc. (the “Company”) announced that it retained Allen & Company, LLC (“Allen”) to assist the Company in evaluating strategic alternatives, including a possible sale of the Company. In connection with the engagement, in addition to certain fees payable to Allen in the event of a successful transaction, the Company issued to Allen a ten-year warrant to purchase up to 75,000 shares of the Company’s common stock at an exercise price of $6.20 per share, subject to certain customary adjustments. The warrant vested immediately with respect to 37,500 shares and will vest with respect to 25,000 additional shares on May 14, 2008, with the remaining 12,500 shares vesting on May 14, 2009, provided that Allen’s engagement has not been terminated prior to such vesting dates. In addition, the vesting will accelerate in full in the event of a change of control of the Company. In connection with the issuance of this warrant, Allen agreed to surrender for cancellation the 75,000 share (post-split) warrant previously issued to it in May 2007. The warrant was issued in reliance on an exemption pursuant to Section 4(2) of the Securities Act of 1933, as amended. A complete copy of the warrant is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     In an effort to provide certain employees with an incentive to remain committed to the Company’s business while it is evaluating its strategic alternatives, on January 11, 2008, the Company’s Board of Directors adopted a retention and severance plan for certain of its management staff (the “Plan”), including the Interim Chief Financial Officer and the Chief Technology Officer. The retention component of the Plan provides for certain cash payments if the eligible participant remains with the Company through December 31, 2008 (or a pro rata portion thereof if such participant is terminated without cause prior to that date). In addition, the severance component of the Plan provides for certain cash payments in the event of termination without cause at any time, unless the participant receives employment or an offer of employment from a successor to the Company. Under the Plan, the Company’s Interim Chief Financial Officer is entitled to receive a retention amount of up to $100,000 in addition to his previously disclosed compensation, a portion of which may be payable to the executive services firm with which the Company contracted for his services. The contract with the executive services firm requires the Company to provide thirty days’ notice prior to termination of the engagement, but requires no other severance payments. The Company’s Chief Technology Officer is entitled to receive a retention amount of up to $50,000 under the Plan in addition to the compensation and severance amounts contained in his previously disclosed employment agreement. The Company’s Chief Executive Officer is not participating in the Plan and the terms of the Chief Executive Officer’s previously disclosed employment agreement remain unchanged. The Company currently estimates that the adoption of the Plan, including both the retention and the severance components, may result in an additional expense to the Company in the range of approximately $500,000 to a maximum of approximately $1.3 million. The actual amounts will depend on numerous factors outside of the Company’s control, such as whether the eligible participants choose to remain with the Company, the timing and nature of any transaction resulting in a change of control and whether an acquirer chooses to retain the participant employees or to assume the Plan and may ultimately be lower than the range listed above.
     The Company believes that providing these incentives is important to preserving the value of the Company’s businesses while the Company evaluates its strategic alternatives. The Plan provides that if a successor to the Company assumes the Plan with respect to transitioning employees, the Company’s obligations under the Plan with respect to such employees would terminate.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Common Stock Warrant to Allen & Company, LLC dated January 14, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: January 17, 2008	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer